EXHIBIT 10.1

EXECUTION COPY

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into as of December 9, 2010 (“Effective Date”), by and between ShoreTel, Inc., a Delaware corporation (the “Company”), and Peter Blackmore (the “Executive”).

1.             POSITION AND DUTIES

Executive will serve as the Company’s President and Chief Executive Officer (“CEO”) and will report to the Company’s Board of Directors (the “Board”). Executive will have overall operating responsibility for the day-to-day management of the Company and will render such business and professional services in the performance of his duties, consistent with Executive’s position, as shall reasonably be assigned to him by the Board.

2.             MEMBERSHIP ON BOARD

As long as Executive serves as CEO, the Company will nominate Executive for election and/or reelection as a member of the Board whenever his term is scheduled to expire. Executive may be removed from the Board in accordance with applicable law and the Company’s Bylaws.

3.             EXCLUSIVE SERVICE

Executive will devote his full working time and attention to the business of the Company and will not directly or indirectly, engage or participate in any business that is competitive in any manner with the business of the Company. Executive will also be expected to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during the term of his employment. Executive’s service on the boards of directors of other companies will be subject to the same review and approval process that applies to other members of the Board. Executive will not render other services to any for-profit business other than the Company without the prior approval of the Board. It is understood that the Board may deny approval for any reason that it deems in the best interests of the Company including the desire to have Executive not take on additional time commitments.

4.             AT-WILL EMPLOYMENT

Executive and the Company understand and acknowledge that Executive’s employment with the Company constitutes “at-will” employment, and the employment relationship may be terminated at any time, with or without cause and with or without notice.  Executive agrees to resign from all positions that he holds with the Company, including, without limitation, his position as Chairman and a member of the Board immediately following the termination of his employment, if the Board so requests. Upon the Board’s request, Executive shall execute any and all documents reasonably required to give effect to any such terminations.

5.             COMPENSATION AND BENEFITS

5.1             Base Salary.  While employed by the Company pursuant to this Agreement, the Company shall pay Executive an annual base salary of $400,000 (the “Base Salary”), payable in accordance with the Company’s normal payroll practices, with such payroll deductions and withholdings as are required by law.  The Base Salary will be reviewed annually by the Compensation Committee of the Board and may be increased (but not reduced; provided that such Base Salary may be reduced to the extent that it is less than the amount that would constitute Good Reason as defined in Section 9.6(b)).  Any changes thereto shall be determined by the Company in its sole and absolute discretion.  Except as specifically set forth in this Section 6.1, the term “Base Salary” as used in this Agreement means the base salary of the Executive immediately preceding the Executive’s Termination Date.

5.2           Incentive Compensation Target Bonus.  Executive will be eligible to receive an annual objective-based incentive bonus (“Target Bonus”) based on criteria established by the Board.  For the fiscal year of Executive’s employment ending June 30, 2011 (the “2011 Target Bonus”) and subsequent fiscal years, Executive’s Target Bonus will be equal to one hundred percent (100%) of Executive’s then-current Base Salary.  Such Target Bonus may be increased at the discretion of the Board to a maximum of one hundred and fifty percent (150%) of the then current Base Salary based on achievement of performance objectives determined by the Board.  The bonus will be paid as soon as reasonably practicable after the fiscal-year end but no later than the Section 409A short-term deferral period under Treasury Regulation 1.409-1(b)(4).  The 2011 Target Bonus shall be prorated by the number of days between the Effective Date and June 30, 2011.  This prorated portion of the 2011 Target Bonus will be guaranteed at one hundred percent (100%).   Any earned bonus will be paid regardless of whether Executive is employed at the time the bonus is to be paid.

5.3           Employee Benefits.  Executive shall be eligible to participate in all employee benefit plans and arrangements, including, but not limited to, medical, dental, vision and long-term disability insurance benefits and arrangements, as are made available by the Company to its other senior executives, subject to the terms and conditions thereof.  Executive may at his option choose United Healthcare for his medical, dental, and vision coverage and be reimbursed (no later than 60 days after the costs are incurred by the Executive) by the Company or have the Company pay the provider directly .  The amount that will be reimbursed or paid directly will not exceed $2154.00 per month through January 1, 2012.  It may be increased by 10% per year thereafter but will not exceed the actual costs of the medical, dental, and vision coverage.

5.4           Vacation.  Executive will be entitled to paid vacation and holidays pursuant to the terms of the Company’s vacation policy as may exist from time to time.

5.5           Expenses.  The Company will, in accordance with applicable Company policies and guidelines, reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with his performance of services on behalf of the Company.

5.6           Annual Physical.  The Company will pay on Executive’s behalf the cost of one annual physical at TBD located in Northern California.

6.             EQUITY GRANTS

On December 13, 2010, which will be Executive’s first day of employment, Executive will be granted options under the Company’s 2007 Equity Incentive Plan (the “Plan”) to purchase 1,000,000 shares of the Company’s common stock (the “Options”). 750,000 shares of such Option (the “first option”) will have an exercise price equal to the fair market value of the Company’s common stock on the date of grant and the remaining 250,000 shares of the Option (the “second option”) will have an exercise price equal to the higher of $11.00 per share or the fair market value of the Company’s common stock on the date of grant. The first option and the second option will vest conditioned upon Executive’s continued employment with the Company, over four (4) years, with twenty-five percent (25%) of the total number of shares subject to the first option and the second option vesting and becoming exercisable one year after the Effective Date, and 1/48 of the total number of shares subject to the first option and the second option vesting and becoming exercisable on each monthly anniversary of the Effective Date.  Notwithstanding the foregoing, in the event of certain separations from service from the Company, the vesting of the Options will be accelerated as set forth in Section 7.

7.             TERMINATION BENEFITS

7.1           Prior Obligations.  In the event that Executive’s employment terminates for any reason, whether voluntary or involuntary, Executive shall be entitled to the benefits under this Section 7.1:

7.1.1 Accrued Salary and Vacation.  A lump sum payment of all salary and accrued vacation earned through the Termination Date.

7.1.2 Expense Reimbursement.  Upon submission of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses incurred by the Executive, consistent with past practices, in connection with the business of the Company prior to the Executive’s Termination Date.

7.1.3 Employee Benefits.  Benefits, if any, under any 401(k) plan, nonqualified deferred compensation plan, employee stock purchase plan and other Company benefit plans under which the Executive may be entitled to benefits, subject to and payable pursuant to the terms of such plans.

7.2          Termination in Absence of a Change of Control.  Subject to Section 7.4 and provided that the Executive executes a binding Termination Release Agreement in a form specified by the Company substantially as attached as Exhibit A within twenty-one (21) days from his Termination Date as set forth therein, in the event of the Executive’s Termination in the Absence of a Change of Control, in addition to the benefits provided under Section 7.1 of this Agreement, Executive shall be entitled to the following benefits:

7.2.1 Executive shall receive an amount equal to eighteen (18) months of Executive’s Base Salary, payable in one lump sum.

7.2.2 The Company will reimburse Executive for premiums paid for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or for United Healthcare, at the option of Executive, for a period of eighteen (18) months after Executive’s Termination Date.

7.2.3 Executive shall receive an amount equal to Executive’s Target Bonus less any previously paid advances on such bonus for the fiscal year in which the Termination in the Absence of a Change of Control occurs, prorated for the number of days of Executive’s service to the Company for such year, payable in one lump sum. If such termination were to occur in the second (2nd) half of the fiscal year, the first (1st) half incentive plan funded percentage would be used and a performance rating factor of 1.0 in calculating the amount owed would be used.

7.2.4 Executive will receive accelerated vesting of the Options as if executive had provided an additional 6 months of service measured from the Termination Date.  Notwithstanding the provisions of this Section 7.2.4, the Board may in its sole discretion provide for additional vesting of the Options or other future equity awards made to Executive upon termination under this Section 7.2.

7.3          Additional Benefits on Termination Upon Change of Control.  Subject to Section 7.4 and provided that the Executive executes a binding Termination Release Agreement in a form specified by the Company substantially as attached as Exhibit A within twenty-one (21) days from his Termination Date as set forth therein, in the event of the Executive’s Termination Upon a Change of Control, in addition to the benefits provided under Section 7.1 of this Agreement (and in place of the benefits provided under Section 7.2 of this Agreement), Executive shall be entitled to the following benefits:

7.3.1 Executive shall receive an amount equal to eighteen (18) months of Executive’s Base Salary, payable in one lump sum.

7.3.2 The Company will reimburse Executive for premiums paid for continuation coverage pursuant to COBRA or for United Healthcare, at the option of Executive, for a period of eighteen (18) months after Executive’s Termination Date.

7.3.3 Executive shall receive an amount equal to one hundred and fifty percent (150%) of Executive’s Target Bonus for the year in which the Termination Upon Change of Control occurs, payable in one lump sum.

7.3.4 Executive will receive accelerated vesting of 100% of the unvested portion of the Options.

7.3.5 Transition Services for Termination Upon Change of Control.  As a condition to your receipt of the benefits provided pursuant to this Section 7.3, you agree that you will make yourself available to the Company (and any Successor) following your Termination Upon a Change of Control to provide reasonable transition services for a period of time not to exceed three (3) months, provided that such services shall not account for greater than twenty percent (20%) of the level of services you provided in your capacity as an employee prior to your Termination Upon Change of Control.

7.4           Timing of Payments.

7.4.1 In the event that Executive’s employment terminates for any reason, whether voluntarily or involuntarily, all payments made under Section 7.1 of this Agreement shall be made within sixty (60) days of the Termination Date, provided that, for any payments where a release is required, such release has been executed and is effective.

7.4.2 In the event of a Termination in Absence of a Change of Control, all payments (other than COBRA premium reimbursements) made under Section 7.2 of this Agreement shall be made within sixty (60) days of the Termination Date, provided that, for any payments where a release is required, such release has been executed and is effective.

7.4.3 In the event of a Termination Upon a Change of Control, all payments (other than COBRA premium reimbursements) made under Section 7.3 of this Agreement shall be made within sixty (60) days of the Termination Date, provided however that if Executive’s Termination Date is prior to the consummation of the Change of Control, all payments (other than COBRA premium reimbursements) made under Section 7.3 of this Agreement (less any payments previously made under Section 7.2 of this Agreement) shall be made within sixty (60) days of the consummation of the Change of Control, provided further that, for any payments where a release is required, such release has been executed and is effective.

8.             FEDERAL EXCISE TAX UNDER SECTION 280G

If (1) any amounts payable to the Executive under this Agreement or otherwise are characterized as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and (2) the Executive thereby would be subject to any United States federal excise tax due to that characterization, then Executive’s termination benefits hereunder will be payable either in full or in a lesser amount, whichever would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in Executive’s receipt on an after-tax basis of the greatest amount of termination and other benefits. The determination of any reduction required pursuant to this section (including the determination as to which specific payments shall be reduced) shall be made by one of the seven largest accounting firms doing business in the U.S. which otherwise does not perform services for the Company (which will be chosen by the mutual agreement of Executive and Company), and such determination shall be conclusive and binding upon the Company or any related corporation for all purposes. If required, the payments and benefits under this Agreement shall be reduced in the following order: (A) a pro rata reduction of (i) cash payments that are subject to Section 409A as deferred compensation and (ii) cash payments not subject to Section 409A; (B) a pro rata reduction of (i) employee benefits that are subject to Section 409A as deferred compensation and (ii) employee benefits not subject to Section 409A; and (C) a pro rata cancellation of (i) accelerated vesting of stock and other equity-based awards that are subject to Section 409A as deferred compensation and (ii) stock and other equity-based awards not subject to Section 409A. In the event that acceleration of vesting of stock and other equity-based award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock and other equity-based awards unless Executive elects in writing a different order for cancellation.

9.             DEFINITIONS

9.1           Capitalized Terms Defined.  Capitalized terms used in this Agreement shall have the meanings set forth in this Section 10, unless the context clearly requires a different meaning.

9.2          “Cause” means:

(a)           material failure to perform Executive’s duties; provided that no termination for Cause under this subsection (a) shall occur unless the Executive: (i) has been provided with notice of the Company’s intention to terminate the Executive for Cause, and (ii) has had at least 30 days to cure or correct such failure;

(b)           engagement in intentional misconduct or dishonesty by Executive in the performance of executive’s duties under this Agreement which is materially detrimental to the Company; provided that no termination for Cause under this subsection (b) shall occur unless the Executive: (i) has been provided with notice of the Company’s intention to terminate the Executive for Cause, and (ii) has had at least 30 days to cure or correct such dishonesty or misconduct if such dishonesty or misconduct is curable or correctable;

(c)           any material breach of this Agreement or material failure to follow any reasonable written policies of the Company; provided that no termination for Cause under this subsection (c) shall occur unless the Executive: (i) has been provided with notice of the Company’s intention to terminate the Executive for Cause, and (ii) has had at least 30 days to cure or correct such breach if such breach is curable or correctable;

(d)           Executive’s conviction of (or pleading guilty or nolo contendere to) any felony;

(e)           Executive’s willful refusal to follow reasonable direction from the Board of Directors of the Company; provided that no termination for Cause under this subsection (e) shall occur unless the Executive: (i) has been provided with notice of the Company’s intention to terminate the Executive for Cause, and (ii) has had at least 30 days to cure or correct such refusal if it is curable or correctable; or

(f)           Executive’s exercise of bad faith in the performance of his responsibilities that results in grossly unsatisfactory performance.

9.3          “Change of Control” means:

(a)           the consummation of a merger, consolidation or reorganization approved by the Corporation's stockholders, unless securities representing at least fifty percent (50%) of the total combined voting power of  the outstanding voting securities of the Company or its Successor are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation's outstanding voting securities immediately prior to such transaction; or

(b)           the sale, transfer or other disposition of all or substantially all of the Corporation's assets (or consummation of any transaction, or series of transactions, having similar effect) other than such a sale, transfer or disposition to an entity, in which at least fifty percent (50%) of the combined voting power of the voting securities of which is owned by the Corporation or by stockholders of the Corporation in substantially the same proportion as their ownership of the Corporation immediately prior thereto; or

(c)           any transaction or series of related transactions pursuant to which any person or any group of persons comprising a "group" as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Corporation or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Corporation)  becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of securities representing  more than fifty percent (50%) of (A) the outstanding shares of the common stock of the Company, or (b) the total combined voting power of the Company's securities outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Corporation or the acquisition of outstanding securities held by one or more of the Corporation's stockholders; or

(d)           a change in the composition of the Board occurring within a twelve (12) month period, as a result of which fewer than a majority of the Directors are “Incumbent Directors.” “Incumbent Directors” shall mean directors who are either (i) directors as of the date of this Agreement, or (ii) elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

9.4           “Company” or the “Corporation” shall mean ShoreTel, Inc. and any Successor.

9.5           “Equity Award” shall mean any option, restricted stock award, restricted stock unit award, stock appreciation right or other equity award to acquire shares of the Company’s common stock granted or issued to the Executive.

9.6           “Good Reason” means a material negative change in the service relationship by the occurrence of any of the following conditions, without the Executive’s written consent:

(a)           a reduction of Executive’s authority, duties, or responsibilities provided that all reductions occurring over the preceding consecutive twelve (12) month period in the aggregate are material; provided, however, that the following shall not, in and of themselves, constitute “Good Reason”: (i) absent a Change of Control, the termination of Executive’s position as “President”, if  Executive remains CEO; and (ii) absent a Change of Control, the termination of Executive’s position as “Chairman of the Board” if he was previously “Chairman of the Board”, or as a general member of the Board, if Executive remains CEO.

(b)           a ten percent (10%) or more reduction in the Executive’s Base Salary relative to the highest amount in effect since the Effective Date (other than an equivalent percentage reduction in annual base salaries prior to a Change of Control that applies to the majority of named executive officers);

(c)           the Company’s requiring the Executive to be based at any office or location more than 50 miles from the Company’s headquarters in Sunnyvale, CA, which is where the Executive is based as of the Effective Date;

(d)           a failure by the Company to nominate or renominate you to the Board; provided that the failure of stockholders of the Company to elect you to the Board shall not constitute Good Reason;

(e)           a material breach of this Agreement by the Company; provided that no Good Reason under this subsection (e) shall exist unless the Company: (i) has been provided with notice of the breach, and (ii) has had at least 30 days to cure or correct the breach; or

(f)           a requirement that Executive report to anyone other than the Board.

9.7          “Permanent Disability” means “disability” as defined in Section 409A and Treasury Regulations promulgated thereunder:

9.8          “Successor” means the Company as defined above and any successor to or assignee of substantially all of its business and/or assets whether or not as part of a Change of Control.

9.9          “Termination Date” means the effective date of an Executive’s “separation from service” (as defined in Section 409A and Treasury Regulations promulgated thereunder).

9.10        “Termination in Absence of Change of Control” means:

9.10.1 any termination of the Executive’s employment by the Company without Cause other than during the period beginning three (3) months prior to the consummation of a Change of Control and ending on the date which is twelve (12) months following a Change of Control; or

9.10.2 any resignation by the Executive for Good Reason where (i) such Good Reason occurs other than during the period commencing during the period beginning three (3) months prior to the consummation of a Change of Control and ending on the date which is twelve (12) months following the Change of Control, and (ii) notice is provided to the Company within ninety (90) days of the existence of Good Reason with a thirty (30) day opportunity to cure.

9.10.3 Notwithstanding the foregoing, the term “Termination in Absence of Change of Control” shall not include any termination of the Executive’s employment (1) by the Company for Cause; (2) by the Company as a result of Executive’s Permanent Disability; (3) as a result of Executive’s death; or (4) as a result of the Executive voluntarily terminating Executive’s employment with the Company for other than Good Reason.

9.11        “Termination Upon Change of Control” means:

9.11.1 any termination of the employment of the Executive by the Company without Cause during the period commencing during the period beginning three (3) months prior to the consummation of a Change of Control and ending on the date which is twelve (12) months following the consummation of a Change of Control; or

9.11.2 any resignation by the Executive for Good Reason where (i) such Good Reason occurs during the period commencing during the period beginning three (3) months prior to the consummation of a Change of Control and ending on the date which is twelve (12) months following the Change of Control, and (ii) notice is provided to the Company within ninety (90) days of the existence of Good Reason with a thirty (30) day opportunity to cure.

9.11.3 Notwithstanding the foregoing, the term “Termination Upon Change of Control” shall not include any termination of Executive’s employment (1) by the Company for Cause; (2) by the Company as a result of Executive’s Permanent Disability; (3) as a result of Executive’s death; or (4) as a result of Executive’s voluntary termination of Executive’s employment with the Company other than for Good Reason.

10.           RELEASE OF CLAIMS

Executive’s receipt of payments and benefits under this Agreement is conditioned upon the delivery by Executive of a signed and effective Termination Release Agreement in substantially the form attached hereto as Exhibit A, provided, however, that the Executive shall not be required to release any rights the Executive may have to be indemnified by the Company.

11.          NOT APPLICABLE

12.          CONFLICT IN BENEFITS; NONCUMULATION OF BENEFITS

12.1        No Limitation of Regular Benefit Plans.  Except as provided in Section 13.2 below, this Agreement is not intended to and shall not affect, limit or terminate any plans, programs or arrangements of the Company that are regularly made available to a significant number of employees or officers of the Company, including without limitation the Company’s equity incentive plans.

12.2        Noncumulation of Benefits.  The Executive may not cumulate cash severance payments, acceleration of Equity Award vesting or other termination benefits under both this Agreement, any other written agreement with the Company and/or another plan or policy of the Company. If the Executive has any other binding written agreement or other binding arrangement with the Company that provide that upon a change of control or termination of employment the Executive shall receive change of control, termination, severance or similar benefits, then Executive hereby expressly waives Executive’s rights to such other benefits and any agreement providing such benefits terminates and is superseded on the Effective Date of this Agreement.

13.          PROPRIETARY AND CONFIDENTIAL INFORMATION

Executive’s receipt of the payments and benefits described in this Agreement are conditioned upon the Executive’s acknowledgment of Executive’s continuing obligation under, and Executive’s agreement to abide by the terms and conditions of, the Company’s Confidentiality and/or Proprietary Rights Agreement between the Executive and the Company. Accordingly, during the term of this Agreement and following the Termination Date, Executive agrees to continue to abide by the terms and conditions of the Company’s Confidentiality and/or Proprietary Rights Agreement between the Executive and the Company.

14.           INDEMNIFICATION

The Company will provide indemnification pursuant to the Company’s standard form of Indemnification Agreement, which is attached hereto as Exhibit B.

15.          NON-SOLICITATION

For a period of one (1) year after the Termination Date, the Executive will not solicit the services or business of any employee or consultant of the Company to discontinue that person’s or entity’s relationship with or to the Company without the written consent of the Company.

16.           ARBITRATION

16.1        Disputes Subject to Arbitration.  Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by a sole arbitrator under the rules of the American Arbitration Association; provided, however, that (1) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon the Executive or any third party; and (2) this arbitration provision shall not preclude the Company from seeking injunctive relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s intellectual property. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

16.2        Site of Arbitration. The site of the arbitration proceeding shall be in Santa Clara County, California.

17.          NOTICES

For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed return receipt requested as follows:

If to the Company:

960 Stewart Drive
Sunnyvale, CA 94085
Attn: Legal Department

and, if to the Executive, at the address indicated below or such other address specified by the Executive in writing to the Company, with a copy to Anna Jones, 5847 San Felipe, Suite 200, Houston, Texas, 77057. Either party may provide the other with notices of change of address, which shall be effective upon receipt.

18.          MISCELLANEOUS PROVISIONS

18.1        Heirs and Representatives of the Executive; Successors and Assigns of the Company.  This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Company.

18.2        No Assignment of Rights.  The interest of the Executive in this Agreement or in any distribution to be made under this Agreement may not be assigned, pledged, alienated, anticipated, or otherwise encumbered (either at law or in equity) and shall not be subject to attachment, bankruptcy, garnishment, levy, execution, or other legal or equitable process. Any act in violation of this Section 18.2 shall be void.

18.3        Amendment; Waiver.  No provision of this Agreement shall be modified, amended, waived or discharged unless the modification, amendment, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

18.4        Entire Agreement.  This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein (whether oral or written and whether express or implied) and expressly supersedes any existing agreement or understanding providing for any employment, change of control, severance, termination or similar benefits by and between the Executive and the Company.

18.5        Withholding Taxes; 409A.  All payments made under this Agreement shall be subject to reduction to reflect all federal, state, local and other taxes required to be withheld by applicable law. To the extent (a) any payments or benefits to which Executive becomes entitled under this Agreement, or under any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code (“Section 409A”) and (b) Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). Any termination of Executive’s employment is intended to constitute a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Code Section 409A (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”).

18.6        Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

18.7        Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without regard to where the Executive has his residence or principal office or where he performs his duties hereunder.

18.8        Reimbursement of Legal Fees.  The Company will reimburse Executive for reasonable legal fees incurred in connection with the negotiation and execution of this Agreement in an amount not to exceed $10,000. In the event of litigation between the parties to the Agreement, the prevailing party as determined by the court shall be entitled to reasonable attorneys’ fees.

18.9        Effective Date; Term of Agreement.  The term of this Agreement shall be three years (the “Initial Term”).  Either party may provide written notice at least nine (9) months prior to the end of the Initial Term that such party does not wish to continue the term of this Agreement beyond the Initial Term, in which case Executive’s employment under this Agreement will terminate.  If such written notice is not timely provided, the term of this Agreement shall renew and extend for another three years (the “Renewal Term”).  Either party may provide written notice at least nine (9) months prior to the end of the first, or any subsequent, Renewal Term that such party does not wish to continue the term of this Agreement beyond the Renewal Term in effect.  If such written notice is not timely provided, the term of this Agreement shall renew and extend for another three years after each such Renewal Term.

18.9.1 Termination Prior to End of Initial or Renewal Term Without Cause or for Good Reason.  If Executive’s employment is terminated without Cause or for Good Reason, Executive shall receive the benefits pursuant to Sections 7.2 and 7.3 of this Agreement; provided that in any event no payments will be made under this Agreement solely because the Agreement is not renewed with respect to any Renewal Term ; and provided further that if Executive’s employment is terminated without Cause or for Good Reason in less than one year after the Effective Date, in lieu of the vesting provided by the first sentence of Section 7.2.4, Executive will receive accelerated vesting of the Options as if Executive had provided a full year of service to the Company (as if he was employed continuously for one year after the Effective Date) but in no event less than six (6) months of accelerated vesting.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE

/s/ Peter Blackmore

Address:

SHORETEL, INC.

By:	/s/ Gary J. Daichendt

Title:	Chairman of the Board

EXHIBIT A

TERMINATION RELEASE AGREEMENT

In consideration of the severance benefits (the “Severance Benefits”) offered to me by ShoreTel, Inc. (the “Employer”) pursuant to my Employment Agreement with Employer dated ________________, 2010 (the “Agreement”) and in connection with the termination of my employment, I agree to the following general release (the “Release”).

1.             On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever generally release and discharge Employer, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Company”) from any and all claims, causes of action, and liabilities up through the date of my execution of the Release. The claims subject to this release include, but are not limited to, those relating to my employment with Employer and/or any predecessor or successor to Employer and the termination of such employment. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any similar law of any other state or governmental entity. The parties agree to apply California law in interpreting the Release.

Accordingly, I further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute. Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known to him or her, must have materially affected his or her settlement with the debtor.”

2.     This Release does not extend to, and has no effect upon, any benefits that have accrued, and to which I have become vested, under the Executive Employment Agreement or any employee benefit plan within the meaning of ERISA sponsored by the Company.

a.
In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release. I understand that nothing in this Release is intended to constitute an unlawful release or waiver of any of my rights under any laws and/or to prevent, impede, or interfere with my ability and/or rights, if any: (a) under applicable workers’ compensation laws; (b) to seek unemployment benefits; (c) to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, or any applicable state agency; (d) provide truthful testimony if under subpoena to do so, (e) file a claim with any state or federal agency or to participate or cooperate in such a matter, and/or (f) to challenge the validity of this release. Furthermore, notwithstanding any provisions and covenants herein, the Release shall not waive (a) any rights to indemnification I may have as an officer or director of Employer or otherwise in connection with my employment with Employer, under applicable law or Employer’s bylaws or other governing instruments or any agreement addressing such subject matter between Employer and me (including any fiduciary insurance policy maintained by Employer under which I am covered) or under any merger or acquisition agreement addressing such subject matter, (b) any obligations owed to me pursuant to the Agreement, (c) my rights of insurance under any liability policy covering Employer’s officers (in addition to the rights under subsection (a) above), or (d) any accrued but unpaid wages; any reimbursement for business expenses pursuant to Employer’s policies for such reimbursements, any outstanding claims for benefits or payments under any benefit plans of Employer or subsidiaries, any accrued but unused vacation, any ongoing agreements evidencing outstanding equity awards granted to me, any obligations owed to me pursuant to the terms of outstanding written agreements between myself and Employer and any claims I may not release as a matter of law, including indemnification claims under applicable law. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be resolved through binding arbitration pursuant to Subsection i below, and the arbitration provision set forth in the Agreement.

b.
I understand and agree that Employer will not provide me with the Severance Benefits unless I execute the Release. I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my termination date.

c.
As part of my existing and continuing obligations to Employer, I have returned to Employer all documents (and all copies thereof) and other property belonging to Employer that I have had in my possession at any time, including but not limited to files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of Employer (and all reproductions thereof). I understand that, even if I did not sign the Release, I am still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with Employer, or with a predecessor or successor of Employer, pursuant to the terms of such agreement(s).

d.
I represent and warrant that I am the sole owner of all claims relating to my employment with Employer and/or with any predecessor of Employer, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

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e.
I agree to keep the Severance Benefits and the provisions of this Release confidential and not to reveal their contents to anyone except my lawyer, my spouse or other immediate family member, and/or my financial consultant, or as required by legal process or applicable law.

f.	I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either the Company or me.

g.	I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either the Company or myself.

h.
I agree that I will not make any negative or disparaging statements or comments, either as fact or as opinion, about the Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. Nothing in this paragraph shall prohibit me from providing truthful information in response to a subpoena or other legal process.

i.
Any controversy or any claim arising out of or relating to the interpretation, enforceability or breach of the Release shall be settled by arbitration in accordance with the arbitration provision of the Agreement. If for any reason the arbitration procedure set forth in the Agreement is unavailable, I agree to arbitration under the employment arbitration rules of the American Arbitration Association or any successor hereto. The parties further agree that the arbitrator shall not be empowered to add to, subtract from, or modify, alter or amend the terms of the Release. Any applicable arbitration rules or policies shall be interpreted in a manner so as to ensure their enforceability under applicable state or federal law.

j.
I agree that I have had at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period, and no one coerced me into executing the Release. I understand that the offer of the Severance Benefits and the Release shall expire on the twenty-second (22nd) calendar day after my employment termination date if I have not accepted it by that time. I further understand that Employer’s obligations under the Release shall not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to Employer (the “Effective Date”) and that in the seven (7) day period following the date I deliver a signed copy of the Release to Employer I understand that I may revoke my acceptance of the Release. I understand that the Severance Benefits will become available to me after the Effective Date.

k.
In executing the Release, I acknowledge that I have not relied upon any statement made by Employer, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Once effective and enforceable, this agreement can only be changed by another written agreement signed by me and an authorized representative of Employer.

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l.
Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above shall otherwise remain effective to release any and all other claims. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.

[SIGNATURE PAGE TO GENERAL RELEASE AGREEMENT FOLLOWS]

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EXECUTIVE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

Date delivered to employee _______________, _____.

Executed this _______ day of _______________, _____.

Signature

Name (Please Print)

[SIGNATURE PAGE TO GENERAL RELEASE AGREEMENT]

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EXHIBIT B

FORM OF INDEMNIFICATION AGREEMENT